Exhibit 99.1

Radius Announces Positive Top-Line Results from Completed ACTIVExtend Study for TYMLOS™ in Postmenopausal Women with Osteoporosis

ACTIVExtend trial demonstrated sustained statistically significant fracture risk reduction through the 3.5 years of sequential therapy: TYMLOS followed by an antiresorptive

Safety similar among all treatment groups with no cases of ONJ or AFF across the entire TYMLOS development program

Planned sNDA submission of final ACTIVExtend study and presentation at future scientific conferences

Company to Host Top Line Results and Launch Update Webcast Today (Wednesday, May 24, 2017) at 4:30 p.m. ET

WALTHAM, Mass., May 24, 2017 (GLOBE NEWSWIRE) -- Radius Health, Inc. (Nasdaq:RDUS) a science-driven fully integrated biopharmaceutical company that is committed to developing innovative therapeutics in the areas of osteoporosis, oncology and endocrine diseases, today announced positive top-line results from the completed 24 month ACTIVExtend trial, which met all of its primary and secondary endpoints. In ACTIVExtend, patients who had completed 18 months of TYMLOS (abaloparatide) injections or placebo in the ACTIVE Phase 3 trial were transitioned to receive 24 additional months of open-label alendronate.

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At the 43 month timepoint, the previous TYMLOS-treated patients had a significant 84% relative risk reduction (p<0.0001) in the incidence of new vertebral fractures compared with women who received placebo followed by alendronate.  They also demonstrated a 39% risk reduction in nonvertebral fractures (p=0.038), a 34% risk reduction clinical fractures (p=0.045) and a 50% risk reduction in major osteoporotic fractures (p=0.011) compared with women who received placebo followed by alendronate.

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The adverse events reported during the alendronate treatment period were similar between the previous TYMLOS-treated patients and the previous placebo group. The incidences of cardiovascular adverse events including serious adverse events were similar between groups. There have been no cases of osteonecrosis of the jaw (ONJ) or atypical femoral fracture (AFF) in the entire TYMLOS development program.

“There is a substantial unmet medical need among postmenopausal women with osteoporosis at high risk of a fracture and we believe that these women deserve access to proper diagnosis and early intervention,” said Dr. Lorraine Fitzpatrick, Radius Health’s Chief Medical Officer. “Patients who have had a fracture are at a five-fold risk of a subsequent fracture and reducing fracture risk should be the goal of treatment.”

“We are extremely pleased with the results of the landmark ACTIVExtend trial which provides physicians, payers and patients with new insights into a treatment paradigm which targets building bone with an anabolic first line and then extending the benefit of fracture risk reduction with a low cost antiresorptive agent,” said Dr. Bruce Mitlak, Radius Health’s Vice President of Clinical Development. “The results from this program demonstrate that TYMLOS followed by alendronate can support this paradigm with sustained fracture risk reduction through 3.5 years.”

Conference Call Information:

Date: Wednesday, May 24, 2017

Time: 4:30 p.m. ET

Domestic Dial-in Number: 1-866-323-7965

International Dial-in Number: 1-346-406-0961

Replay Number: 1-855-859-2056

Conference ID: 29937933

Live webcast: http://edge.media-server.com/m/p/ys3pw2u9

A live webcast will also be available on the Investors section of the Company's website under Events & Presentations, www.radiuspharm.com.  A webcast replay will be available until June 30, 2017 on the Radius website and a copy of the presentation, www.radiuspharm.com.

About TYMLOS (abaloparatide)

TYMLOS (abaloparatide) was approved by the U.S. Food and Drug Administration or the treatment of postmenopausal women with osteoporosis at high risk for fracture defined as history of osteoporotic fracture, multiple risk factors for fracture, or patients who have failed or are intolerant to other available osteoporosis therapy. Radius' Marketing Authorisation Application (MAA) for abaloparatide-SC for the treatment of women with postmenopausal osteoporosis was validated and is currently undergoing regulatory review by the European Medicines Agency (EMA).

Radius also is developing abaloparatide-transdermal (abaloparatide-TD) based on 3M's patented Microstructured Transdermal System technology for potential use as a treatment for postmenopausal women with osteoporosis.

About ACTIVE and ACTIVExtend

The Phase 3 ACTIVE (Abaloparatide Comparator Trial In Vertebral Endpoints) trial was a randomized, double-blind, placebo-controlled, comparative, multicenter, 18 month international study in 2,463 postmenopausal women with osteoporosis designed to evaluate the efficacy and safety of abaloparatide-SC 80 mcg to reduce the risk of vertebral and nonvertebral fractures. The results of ACTIVE were published in the Journal of the American Medical Association in August of 2016. ACTIVExtend, an extension of ACTIVE, enrolled patients who had completed 18 months of abaloparatide-SC or placebo in ACTIVE to receive up to 24 additional months of open-label alendronate. The results of the first six months of ACTIVExtend were published in the Mayo Clinic Proceedings in February of 2017.

About “Together with TYMLOS” Program

TYMLOS will be available in the United States in June. For eligible patients, Radius Health will offer the “Together with TYMLOS” support program. For more information please visit www.togetherwithTYMLOS.com or call 1-866-TYMLOS4 (1-866-896-5674) between 8 am and 8 pm EST, Monday through Friday.

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF OSTEOSARCOMA

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Abaloparatide caused a dose-dependent increase in the incidence of osteosarcoma (a malignant bone tumor) in male and female rats. The effect was observed at systemic exposures to abaloparatide ranging from 4 to 28 times the exposure in humans receiving the 80 mcg dose. It is unknown if TYMLOS will cause osteosarcoma in humans.

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The use of TYMLOS is not recommended in patients at increased risk of osteosarcoma including those with Paget's disease of bone or unexplained elevations of alkaline phosphatase, open epiphyses, bone metastases or skeletal malignancies, hereditary disorders predisposing to osteosarcoma, or prior external beam or implant radiation therapy involving the skeleton.

•	Cumulative use of TYMLOS and parathyroid hormone analogs (e.g., teriparatide) for more than 2 years during a patient’s lifetime is not recommended.

Orthostatic Hypotension: Orthostatic hypotension may occur with TYMLOS, typically within 4 hours of injection. Associated symptoms may include dizziness, palpitations, tachycardia or nausea, and may resolve by having the patient lie down. For the first several doses, TYMLOS should be administered where the patient can sit or lie down if necessary.

Hypercalcemia: TYMLOS may cause hypercalcemia. TYMLOS is not recommended in patients with pre-existing hypercalcemia or in patients who have an underlying hypercalcemic disorder, such as primary hyperparathyroidism, because of the possibility of exacerbating hypercalcemia.

Hypercalciuria and Urolithiasis: TYMLOS may cause hypercalciuria. It is unknown whether TYMLOS may exacerbate urolithiasis in patients with active or a history of urolithiasis. If active urolithiasis or pre-existing hypercalciuria is suspected, measurement of urinary calcium excretion should be considered.

Adverse Reactions: The most common adverse reactions (incidence ≥2%) are hypercalciuria, dizziness, nausea, headache, palpitations, fatigue, upper abdominal pain and vertigo.

INDICATIONS AND USAGE

TYMLOS is indicated for the treatment of postmenopausal women with osteoporosis at high risk for fracture defined as a history of osteoporotic fracture, multiple risk factors for fracture, or patients who have failed or are intolerant to other available osteoporosis therapy. In postmenopausal women with osteoporosis, TYMLOS reduces the risk of vertebral fractures and nonvertebral fractures.

Limitations of Use

Because of the unknown relevance of the rodent osteosarcoma findings to humans, cumulative use of TYMLOS and parathyroid hormone analogs (e.g., teriparatide) for more than 2 years during a patient’s lifetime is not recommended.

For complete TYMLOS prescribing information, including Boxed Warning, please visit www.tymlos.com

About Osteoporosis

Osteoporosis is a silent disease, often displaying no signs or symptoms until a fracture occurs, leaving the majority of patients undiagnosed and untreated, representing a high unmet medical need. Osteoporotic fractures create a significant healthcare burden. An estimated two million osteoporotic fractures occur annually in the United States, and this number is projected to grow to three million by 2025.

The National Osteoporosis Foundation (NOF) has estimated that eight million women already have osteoporosis, and another approximately 44 million may have low bone mass placing them at increased risk for osteoporosis.

The annual incidence of osteoporotic fractures is higher than that of stroke, heart attack and breast cancer combined; osteoporotic fractures also account for more hospitalizations and associated costs than cardiovascular disease and breast cancer.

About Radius

Radius is a science-driven fully integrated biopharmaceutical company that is committed to developing and commercializing innovative therapeutics in the areas of osteoporosis, oncology and endocrine diseases. Radius' lead product, TYMLOS (abaloparatide) injection was approved by the U.S. Food and Drug Administration for the treatment of postmenopausal women with osteoporosis at high risk for fracture in April 2017. Radius' Marketing Authorisation Application (MAA) for abaloparatide-SC for the treatment of postmenopausal women with osteoporosis is under regulatory review in Europe. The Radius clinical pipeline includes an investigational abaloparatide transdermal patch for potential use in postmenopausal women with osteoporosis and the investigational drug elacestrant (RAD1901) for potential use in hormone-driven and/or hormone-resistant breast cancer, and vasomotor symptoms in postmenopausal women. Radius' RAD140, a non-steroidal, selective androgen receptor modulator (SARM), is under investigation for potential use in hormone receptor positive breast cancer. For more information, please visit www.radiuspharm.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding expectations for TYMLOS (abaloparatide) including without limitation, expectations regarding the clinical significance of clinical trial data for TYMLOS, the expected timing for the U.S. availability of TYMLOS, and our plans to submit an sNDA for the ACTIVExtend study and present the study data at future conferences, the potential benefit of treatment with TYMLOS for postmenopausal women with osteoporosis, the progress of abaloparatide-SC in the regulatory process with the EMA, the incidence of osteoporotic fractures and the health burden associated with osteoporosis, and the potential clinical uses for the abaloparatide transdermal patch, elacestrant (RAD1901) and RAD140.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our dependence on the success of TYMLOS; risks related to competitive products; risks related to our ability to successfully commercialize TYMLOS, including the failure to achieve market acceptance of TYMLOS in the U.S. or in any market where it may be approved; the availability of coverage and risks related to pricing and reimbursement for TYMLOS; risks related to manufacturing and supply; risks related to intellectual property; risks related to establishing and maintaining an effective process for distribution of TYMLOS; the risk that the results of clinical trials of TYMLOS will not meet ex-U.S. regulatory requirements for approval or that ex-U.S. regulatory authorities may require additional data or further studies, including our inability to ensure that abaloparatide-SC will obtain regulatory approval in Europe; and the other important factors discussed under the caption "Risk Factors" in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on February 24, 2017, and in our other reports filed with the SEC, that could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release.  While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations Contact:

Barbara Ryan

Email: bryan@radiuspharm.com

Phone: 203-274-2825

Media Contact:

Lori Gorski

Email: Lgorski@radiuspharm.com

Phone: 617-551-4096